Item 77C


PROXY RESULTS
SPECIAL ADJOURNED MEETING OF SHAREHOLDERS
MAY 23, 2007

Dreyfus Insured Municipal Bond Fund, Inc. held an Adjourned Special Meeting of Shareholders on May 23, 2007. Shareholders voted on the approval of an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Fund, subject to liabilities, to Dreyfus Municipal Bond Fund (a series or Dreyfus Bond Funds, Inc.) and the voting results were as follows:

                   _______________________________________________________
                       No. of           % of Outstanding    % of Shares
                       Shares Voted     Shares Voted        Voted
                   _______________________________________________________

Affirmative            3,457,092.152    2.627%              84.918%

Against                  415,153.864    6.320%              10.198%

Abstain                  198,844.565    3.027%               4.884%

TOTAL                  4,071,090.581    61.974%             100.00%



Dreyfus Municipal Bond Fund acquired all of Dreyfus Insured Municipal Bond Fund, Inc.'s assets on June 11, 2007.